    CONTACTS:
Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

            Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS RECORD 2011 FIRST QUARTER FINANCIAL RESULTS

-- First Quarter Net Sales Rise 49.7 percent to $356.4 million;
Operating Income Rises 74.2 percent to $88.5 million --

    Corona, CA – May 5, 2011 – Hansen Natural Corporation (NASDAQ:HANS) today reported financial results for the first quarter ended March 31, 2011.
    Gross sales for the 2011 first quarter increased 50.6 percent to $407.6 million from $270.6 million in the same period last year.  Net sales for the first quarter of 2011 increased 49.7 percent to $356.4 million from $238.1 million in the same period last year.  Both gross and net sales for the comparative 2010 first quarter were impacted by advance purchases made by customers in the 2009 fourth quarter, following the Company’s announcement of a new marketing contribution program for Monster Energy® distributors, as well as to avoid product supply interruptions due to the Company’s planned transition to the SAP enterprise resource planning system in January 2010.  The Company previously estimated that approximately 4 percent to 6 percent of the fiscal 2009 fourth quarter gross sales were attributable to such advance purchases.
    Gross profit as a percentage of net sales was 52.1 percent for the 2011 first quarter, compared with 52.3 percent for the comparable 2010 first quarter.
    Operating expenses for the 2011 first quarter increased to $97.1 million from $73.8 million in the same quarter last year, but decreased as a percentage of net sales to 27.2 percent from 31.0 percent in the comparable quarter last year.
    Distribution costs as a percentage of net sales were 4.1 percent for the 2011 first quarter, compared with 4.9 percent in the same quarter last year.
    Selling expenses as a percentage of net sales increased in the 2011 first quarter to 13.7 percent, compared with 13.0 percent in the same quarter last year.
    General and administrative expenses for the 2011 first quarter were $33.6 million, compared with $31.2 million for the corresponding quarter last year.  General and administrative expenses as a percentage of net sales, decreased in the 2011 first quarter to 9.4 percent from 13.1 percent in the same quarter a year ago. Stock-based compensation (a non-cash item) was $3.8 million in the first quarter of 2011, compared with $5.0 million in the corresponding quarter last year.
    Operating income for the 2011 first quarter increased to $88.5 million from $50.8 million in the 2010 comparable quarter.
    The effective tax rate for the 2011 first quarter was 38.0 percent, compared with 37.1 percent in the same quarter last year.
    Net income for the 2011 first quarter rose to $55.0 million, or $0.59 per diluted share, from $32.6 million, or $0.35 per diluted share, in the same quarter last year.
    Net sales for the Company’s DSD segment increased 54.1 percent to $334.7 million for the 2011 first quarter from $217.2 million for the same quarter last year.
    Gross sales to customers outside the United States rose to $72.8 million in the 2011 first quarter, compared with $37.8 million in the corresponding quarter in 2010.
    Rodney C. Sacks, chairman and chief executive officer, attributed the record revenues to continuing strong demand for Monster Energy® drinks against a background of solid growth in the energy drink category. Monster Energy® drinks again achieved market share gains in the United States, with sales increasing in excess of category growth. Sacks reported that the Company continued to make good progress on the international front during the quarter.  “During the first quarter, we launched our new non-carbonated Monster Rehab™ energy drink with electrolytes and additional supplements,” Sacks added.
    During the 2011 first quarter, the Company repurchased 708,140 of its shares at an average price of $54.88 per share.

Investor Conference Call
    The Company will host an investor conference call today, May 5, 2011, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio Web broadcast via the internet at www.hansens.com.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the Web site.

Hansen Natural Corporation
    Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® natural sodas, apple juice and juice blends, fruit juice smoothies, multi-vitamin juices, iced teas, energy drinks, Junior Juice®  beverages, Blue Sky®  beverages, Monster Energy®  energy drinks, Monster Energy® Extra Strength Nitrous Technology™ energy drinks, Java Monster™  non-carbonated coffee + energy drinks, X-Presso Monster™  non-carbonated espresso energy drinks, Monster Rehab™ non-carbonated rehydration energy drinks, Peace Tea™ iced teas, Worx Energy™ energy shots, Vidration™ brand vitamin enhanced waters, Admiral™ iced teas and Hubert’s™ Lemonades.  For more information visit www.hansens.com and www.monsterenergy.com.

Note Regarding Use of Non-GAAP Measures
    Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements.  However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance.  Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

Caution Concerning Forward-Looking Statements
    Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of excise and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues in which energy drinks can be sold; political, legislative or other governmental actions or events in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

#   #   #
 (tables below)

HANSEN NATURAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION
FOR THE THREE-MONTHS ENDED MARCH 31, 2011 AND 2010
(In Thousands, Except Per Share Amounts) (Unaudited)
	Three-Months Ended
	March 31,
	2011	2010
Gross sales, net of discounts and returns*	$ 407,593	$ 270,566

Less: Promotional and other allowances**	51,174	32,456

Net sales	356,419	238,110

Cost of sales	170,882	113,556

Gross profit	185,537	124,554
Gross profit margin as a percentage of net sales	52.1%	52.3%

Operating expenses	97,082	73,769
Operating expenses as a percentage of net sales	27.2%	31.0%

Operating income	88,455	50,785
Operating income as a percentage of net sales	24.8%	21.3%

Other income: Interest and other income, net	4	410
Gain on investments and put option, net	297	576
Total other income	301	986

Income before provision for income taxes	88,756	51,771

Provision for income taxes	33,713	19,208

Net income	$ 55,043	$ 32,563
Net income as a percentage of net sales	15.4%	13.7%

Net income per common share:
Basic	$ 0.62	$ 0.37
Diluted	$ 0.59	$ 0.35

Weighted average number of shares of common stock and common stock equivalents:
Basic	88,929	88,347
Diluted	93,624	93,031

Case sales (in thousands) (in 192-ounce case equivalents)	34,681	24,205
Average net sales per case	$ 10.28	$ 9.84

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2011 AND DECEMBER 31, 2010
(In Thousands, Except Par Value) (Unaudited)
	March 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 295,505	$ 354,842
Short-term investments	298,985	244,649
Trade accounts receivable, net	148,989	101,222
Distributor receivables	15	413
Inventories	173,725	153,241
Prepaid expenses and other current assets	21,635	17,022
Prepaid income taxes	193	9,992
Deferred income taxes	16,772	16,772
Total current assets	955,819	898,153

INVESTMENTS	30,462	44,189
PROPERTY AND EQUIPMENT, net	39,037	34,551
DEFERRED INCOME TAXES	58,412	58,475
INTANGIBLES, net	45,300	43,316
OTHER ASSETS	2,962	3,447
Total Assets	$ 1,131,992	$ 1,082,131

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 89,708	$ 85,674
Accrued liabilities	26,342	23,811
Deferred revenue	10,728	10,140
Accrued distributor terminations	14	407
Accrued compensation	5,196	7,603
Current portion of debt	1,623	274
Income taxes payable	21,636	925
Total current liabilities	155,247	128,834

DEFERRED REVENUE	123,192	124,899

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 120,000 shares authorized; 98,851 shares issued and 88,392 outstanding as of March 31, 2011; 98,731 shares issued and 88,980 outstanding as of December 31, 2010	494	494
Additional paid-in capital	195,185	187,040
Retained earnings	937,468	882,425
Accumulated other comprehensive income	1,110	281
Common stock in treasury, at cost; 10,459 shares and 9,751 shares as of March 31, 2011 and December 31, 2010, respectively	(280,704)	(241,842)
Total stockholders' equity	853,553	828,398
Total Liabilities and Stockholders’ Equity	$ 1,131,992	$ 1,082,131